Exhibit 99.1

Beyond Air® Preannounces Preliminary Revenue for the Quarter Ended September 30, 2026

Preliminary revenue of $2.3 million represents the highest quarterly revenue reported, and approximately 30% sequential quarterly growth and 27% growth over the same period last year

Performance reflects continued adoption for first-generation LungFit PH; second-generation system remains under FDA review

Reaffirms revenue guidance of $8 million for CY2026 and $16-$18 million for CY2027

GARDEN CITY, N.Y., October 8, 2026 – Beyond Air, Inc. (NASDAQ: XAIR) (“Beyond Air” or the “Company”), a commercial-stage medical device and biopharmaceutical company focused on harnessing the power of nitric oxide (NO) to improve patients’ lives, today announced preliminary, unaudited revenue of approximately $2.3 million for the quarter ended September 30, 2026. The preliminary revenue represents an increase of approximately 30% compared with the quarter ended June 30, 2026 and 27% compared with the same quarter last year, and reflects the successful rollout of the Company’s enhanced commercial execution strategy for LungFit PH.

“Our strong revenue growth in the quarter ended September 30, 2026 reflects continued adoption of LungFit PH and the value hospitals see in our cylinder-free nitric oxide technology,” said Robert Goodman, Chief Executive Officer of Beyond Air. “Over the years, we have refined our first-generation system through a series of enhancements and improvements for ease of use. The first-generation LungFit PH has established a strong track record of reliable nitric oxide delivery and has become a trusted system among our hospital customers. Our second-generation system remains under review by the FDA, and we expect demand for the LungFit PH platform to increase significantly following FDA approval. We continue to be pleased with the progress we are seeing with the ongoing PMA supplement process. Adding transport capability will qualify Beyond Air as a single source nitric oxide provider, which is the current standard across most U.S. hospital systems.”

Revenue Guidance for CY2026 and CY2027

The Company reaffirms its previously issued revenue guidance of $8 million for calendar year 2026, which excludes revenue from the second-generation LungFit PH system. The Company also reaffirms its revenue guidance of $16 million to $18 million for calendar year 2027, which includes anticipated revenue from the second-generation system, pending FDA approval.

The preliminary revenue figure set forth above is unaudited, is based on management’s preliminary estimates and information available to the Company as of the date of this press release, and remains subject to the completion of the Company’s financial closing procedures and the review of its interim financial statements by its independent registered public accounting firm, which has not audited, reviewed or performed any procedures with respect to the preliminary figure. Actual results may differ materially from the preliminary figure.

The Company will report its complete financial results for the quarter ended September 30, 2026 in November 2026.

About Beyond Air®, Inc.

Beyond Air is a commercial-stage medical device and biopharmaceutical company dedicated to harnessing the power of endogenous and exogenous nitric oxide (NO) to improve the lives of patients suffering from respiratory illnesses, neurological disorders, and solid tumors. The Company has received FDA approval and CE Mark for its first system, LungFit PH, for the treatment of term and near-term neonates with hypoxic respiratory failure. For more information, visit www.beyondair.net.

About LungFit®

Beyond Air’s LungFit is a cylinder-free, phasic flow generator and delivery system designated as a medical device by the U.S. Food and Drug Administration (FDA). The ventilator-compatible version of the device can generate NO from ambient air on demand for delivery to the lungs at concentrations ranging from 1 ppm to 80 ppm. The LungFit system could potentially replace large, high-pressure NO cylinders, providing significant advantages in the hospital setting, including greatly reducing inventory and storage requirements, improving overall safety by eliminating NO2 purging steps, and offering other operational benefits.

LungFit can also deliver NO at concentrations at or above 80 ppm for potentially treating severe acute lung infections in the hospital setting (e.g., COVID-19, bronchiolitis) and chronic, refractory lung infections in the home setting (e.g., NTM). With the elimination of cylinders, Beyond Air intends to offer NO treatment in the home setting.

About Nitric Oxide

Nitric Oxide (NO) is a potent molecule, naturally synthesized in the human body, proven to play a critical role in a broad array of biological functions. In the airways, NO targets the vascular smooth muscle cells that surround the small resistance arteries in the lungs. Currently, exogenous inhaled NO is used in adult respiratory distress syndrome, post certain cardiac surgeries and persistent pulmonary hypertension of the newborn to treat hypoxemia. Additionally, NO is believed to play a key role in the innate immune system and in vitro studies suggest that NO possesses anti-microbial activity not only against common bacteria, including both gram-positive and gram-negative, but also against other diverse pathogens.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the Company’s preliminary, unaudited revenue for the quarter ended September 30, 2026; the Company’s revenue guidance for calendar year 2026 and 2027; demand for, and hospital adoption of, the Company’s LungFit PH systems; the FDA’s review of the Company’s PMA supplement for the second-generation LungFit PH system and the potential approval, intended use and commercial benefits of that system; and the Company’s ability to scale its infrastructure. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “expect,” “intend,” “plan,” “potential,” “will,” “would,” “could,” “may,” and similar expressions, or by the use of future tense.

Because forward-looking statements relate to future events, they are subject to inherent risks and uncertainties, many of which are beyond the Company’s control, that could cause actual results to differ materially from those expressed or implied in such statements. These risks and uncertainties include, but are not limited to, the possibility that the Company’s final revenue for the quarter ended September 30, 2026 differs from the preliminary figure as a result of the completion of its financial closing procedures, final adjustments or other developments; the Company’s ability to achieve its revenue guidance, which is based on assumptions regarding demand, hospital adoption, pricing and other factors that may not be realized; whether the FDA approves the Company’s PMA supplement for the second-generation LungFit PH system, which may not occur in a timely manner or at all; market acceptance of the Company’s products and competition in the nitric oxide market; the Company’s ability to obtain the financing necessary to fund its operations and to satisfy its debt obligations as they come due; the Company’s ability to maintain the listing of its common stock on The Nasdaq Stock Market; and other risks described in the “Risk Factors” section of Beyond Air, Inc.’s most recent Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:

Investor Relations contact

Corey Davis, Ph.D.

LifeSci Advisors, LLC

cdavis@lifesciadvisors.com

(212) 915-2577